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                                                                    Exhibit 4.12

CJM/12-29-97/01-26-98              PIDA #8019

                    ASSIGNMENT OF INSTALLMENT SALE AGREEMENT

     THIS ASSIGNMENT OF INSTALLMENT SALE AGREEMENT, made this 26th day of January, 1998, and effective as of January 29, 1998, by and among PIDC FINANCING CORPORATION, a nonprofit corporation organized and existing under and by virtue of the laws of the Commonwealth of Pennsylvania (the "Assignor"), RED BELL BREWING CO. (the "Industrial Occupant") and THE PENNSYLVANIA INDUSTRIAL DEVELOPMENT AUTHORITY ("PIDA").

                                  WITNESSETH:

     WHEREAS, the Assignor is the owner in fee of a certain tract of land situate in Philadelphia County, Pennsylvania, as more particularly described on Exhibit A, attached hereto and made a part hereof (the "Premises") upon which the Assignor proposes to establish an Industrial Development Project as defined in The Pennsylvania Industrial Development Authority Act, as amended (the "Project"); and

     WHEREAS, the Assignor has applied to PIDA for a loan in the principal amount of $392,362 (the "Loan") to be used exclusively to defray a portion of the "Cost of Establishing an Industrial Development Project", as defined in The Pennsylvania Industrial Development Authority Act, as amended, (the "Cost"); and

     WHEREAS, the Loan, together with interest thereon, is evidenced by a Note from the Assignor to PIDA dated of even date herewith (the "Note") and is secured by a mortgage in favor of PIDA and dated of even date herewith, which shall constitute a first lien on the Premises (the "Mortgage"); and

     WHEREAS, the Assignor has entered into an Installment Sale Agreement with the Industrial Occupant dated January 29, 1998 (the "Agreement"), wherein the Assignor has agreed to sell and the Industrial Occupant has agreed to purchase the Premises together with all improvements now and then located thereon upon the terms and conditions therein set forth. A Memorandum of the Agreement is about to be recorded in the Department of Records in Philadelphia County, Pennsylvania.

     NOW, THEREFORE, in consideration of the foregoing premises and intending to be legally bound hereby, the parties hereto agree as follows:

     1. The Assignor hereby assigns, grants, transfers and sets over to PIDA all of the Assignor's right, title and interest in and to the Agreement and any amendment or renewals thereof.
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     2.   None of the duties of the Assignor under the Agreement are hereby assigned to PIDA, nor does PIDA assume any of the Assignor's duties under the Agreement.

     3. This Assignment is additional security for the payment of the principal, interest and all other sums due and owing by the Assignor to PIDA in connection with the Loan and for the performance and observance by the Assignor of all of the representations, warranties, conditions and covenants contained in the Note, the Mortgage and a Loan Agreement by and between the Assignor and PIDA of even date herewith (the "Loan Agreement").

     4. The Assignor warrants and represents that it has received no prepayments under the Agreement and further covenants that: (a) the Assignor shall not accept any payment due under the Agreement in advance of its due date; (b) the Assignor shall comply with all of its obligations under the Agreement; (c) the Assignor shall deliver to PIDA all notices of default sent or received by the Assignor under the Agreement; and (d) the Assignor shall enforce against the Industrial Occupant, except to the extent of termination, the terms of the Agreement at the expense of the Assignor.

     5. The Assignor does hereby covenant and agree that without the prior written consent of PIDA: (a) the terms of the Agreement shall not be altered, modified, amended or changed; (b) the Assignor shall not surrender, waive, release or cancel any of its rights or the Industrial Occupants's obligations thereunder; (c) neither the Assignor nor anyone on its behalf shall institute any proceedings for the dispossession or eviction of any occupant (including the Industrial Occupant) of the Premises under the Agreement; and (d) Assignor shall not accept a surrender of the Premises.

     6. The Assignor shall be entitled to collect and retain all payments made under the Agreement unless and until there is a default by the Assignor in the performance or observance of any of the terms or conditions of the Note, the Mortgage, or the Loan Agreement, which default continues beyond any grace period relating thereto provided therein. Upon default under any of the terms or conditions of the Note, the Mortgage, the Loan Agreement or this Assignment, PIDA, its successors and assigns may, at any time thereafter, at its or their discretion and option, and without any further consent required thereto by the Assignor, enter into and upon the Premises, take possession thereof, collect all rents, payments and profits relating thereto and do and commit any act which the Assignor or any subsequent owner would be entitled to do.

     7. Upon curing all defaults under this Assignment, the Note, the Mortgage and the Loan Agreement, the Assignor, its successors or assigns shall again be entitled to collect and retain all payments to be made under the Agreement.

     8. The Industrial Occupant hereby approves and consents to this Assignment of Installment Sale Agreement.

     9. Upon payment in full of the Loan and all interest and charges relating thereto and upon fulfillment of all conditions of the Note, the Mortgage and the Loan Agreement, this Assignment shall be rendered absolutely null and void.

     10. PIDA shall not at any time be responsible for the control, care or management of the Premises nor for the condition thereof.

     11. This Assignment may be amended only with the prior written consent of the Assignor, PIDA and the Industrial Occupant.


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     IN WITNESS WHEREOF, Assignor has caused this Assignment of Installment
Sale Agreement to be executed as of the day and year first above written.

ATTEST:                                      PIDC FINANCING CORPORATION

/s/ Teresa A. DeMusis                        By /s/
-------------------------------------        -----------------------------------
Assistant Secretary                          Senior Vice President


(CORPORATE SEAL)

The foregoing Assignment of Installment Sale Agreement is hereby approved and agreed to.


ATTEST:                                      RED BELL BREWING CO.

/s/ James R. Bell                            By /s/ James R. Bell
-------------------------------------        -----------------------------------
Secretary                                    President

(CORPORATE SEAL)






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                                   EXHIBIT A

                                  THE PREMISES

PREMISES "A"                  BLOCK 12 N 15 LOT 114

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected.

SITUATE in the 29th Ward of the City of Philadelphia.

BEGINNING at a point on the North side of Jefferson Street at the distance of 191 feet 9-3/4 inches more or less from the Westerly side of 31st Street; thence extending in a Northerly direction 169 feet 10-5/8 inches more or less to a point; thence on a line extending in a Northwesterly direction 9 feet more or less to a point; thence extending in a Southerly direction 177 feet 6-1/2 inches more or less to a point on the North side of Jefferson Street, thence extending Eastwardly along the said North side of Jefferson Street, 6 feet more or less to the first mentioned point and place of beginning.

BEING ASSESSED as 3123-1/2 Jefferson Street.

PREMISES "B"                  BLOCK 12 N 15 LOT 112

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, described according to a Survey and Plan thereof made by Ben H. Joseph Surveyor and Regulator of the 3rd Survey District on the 4th day of March A.D. 1959 as follows to wit:

BEGINNING at a point formed by the intersection of the Northeasterly side of Jefferson Street (50 feet wide) and the Northwesterly side of 31st Street (50 feet wide) in the 29th Ward of the City of Philadelphia; thence extending from said point of beginning North 78 degrees, 39 minutes, West along the Northeasterly side of Jefferson Street 191 feet 9-3/4 inches to a point; thence extending North 11 degrees, 27 minutes, 6 seconds East 169 feet 10-5/8 inches to a point; thence extending North 38 degrees, 58 minutes West 34 feet 3/4 of an inch to a point on the Southeasterly side of Glenwood Avenue (60 feet wide); thence extending North 50 degrees, 54 minutes, 57 seconds East along the Southeast side of Glenwood Avenue 114 feet 5-5/8 inches to a point; thence extending South 78 degrees, 51 minutes East 52 feet 6-3/4 inches to a point; thence extending South 11 degrees, 21 minutes, West 17 feet 2 inches to a point; thence extending South 78 degrees, 51 minutes, East 92 feet 3 inches to a point on the Northwesterly side of 31st Street; thence extending South 11 degrees, 21 minutes West along the Northwesterly side of 31st Street 263 feet 2-5/8 inches to the first mentioned point and place of beginning.

BEING ASSESSED AS 1500-36 North 31st Street.




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                                   EXHIBIT A

                                  THE PREMISES

PREMISES "C"                  BLOCK 12 N 15 LOT 20

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected.

SITUATE in the Twenty-ninth Ward of the City of Philadelphia.

BEGINNING at the point formed by the intersection of the North line of Jefferson Street with the center line of Glenwood Avenue; thence extending Eastwardly along the North line of said Jefferson Street Two Hundred and Twenty-three feet, No inches more or less to a point in the vertical plane of the Westerly face of a brick wall extending Northward from and at right angles to the said Jefferson Street which wall separates property herein conveyed from other property of the former Grantors; thence Northwardly at right angles to said Jefferson Street along the line of the Westerly face of said wall One Hundred Seventy feet, Six inches more or less to a point formed by the intersection of said line with the center line of a wall running in a Northwesterly direction towards and at approximately right angles to Glenwood Avenue; thence along the center line of said latter wall North Fifty-one degrees, Two minutes West Sixty-three feet, No inches more or less to the center line of Glenwood Avenue; thence Southwesterly along the center line of Glenwood Avenue South Thirty-nine degrees, Five minutes West Two Hundred and Seventy-three feet, Three feet, Three and One-half inches more or less to the point of beginning; the said Glenwood Avenue and Jefferson Street, being now opened and public streets of the City of Philadelphia.

BEING NO. 3125-45 West Jefferson Street.

BEING, AS TO PREMISES "A" & "B", the same premises which Wallace Leisure Products, Inc., a Pennsylvania Corporation by Deed dated 11/2/1995 and recorded 11/9/1995 in Philadelphia County, in Deed Book VCS 1008 page 383 conveyed unto PIDC Financing Corporation, a Pennsylvania Non-Profit Corporation, its successors and assigns, in fee.

BEING, AS TO PREMISES "C", the same premises which J. Wilson Borden, Jr. and Joan Martin Borden, his wife by Deed dated 9/20/1965 and recorded 9/21/1965 in Philadelphia County, in Deed Book CAD 548 page 271 conveyed unto Model Warehousing and Leasing Co., a Pennsylvania Corporation, its successors and assigns, in fee.

AND WHEREAS by the filing of Articles of merger with the Department of State for the Commonwealth of Pennsylvania 9/30/1974, Model Warehousing and Leasing Co., a Pennsylvania Corporation was merged with and into Wallace Leisure Products, Inc., a Pennsylvania Corporation.

AND BEING the same premises which Wallace Leisure Products, Inc., a Pennsylvania Corporation by Deed dated as of 11/2/1995 and recorded 10/23/1997 in Philadelphia County in Deed Book JTD 446 page 392 conveyed unto PIDC Financing Corporation, a Pennsylvania Non-Profit Corporation, its successors and assigns, in fee.



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                        CERTIFICATE OF RESIDENCE OF PIDA


     I hereby certify that the precise residence and complete post office address of THE PENNSYLVANIA INDUSTRIAL DEVELOPMENT AUTHORITY is: Room 480, Forum Building, c/o Department of Community and Economic Development, Harrisburg, Pennsylvania 17120.


                                   /s/ Charles J. Millman
                                   _____________________________________________
                                   Charles J. Millman, Assistant Counsel
                                   Attorney for PIDA








     RECORDED in the Department of Records, in and for the County of Philadelphia, ___________ Book Volume ___________, Page _______.



                                   _____________________________________________
                                   (Title)



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